Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-217053 and 333-217054 on Form S-8 of DXC Technology Company of our reports dated May 25, 2017, relating to the consolidated financial statements of Computer Sciences Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Computer Sciences Corporation for the fiscal year ended March 31, 2017.

/s/DELOITTE & TOUCHE LLP

McLean, Virginia
May 25, 2017